Exhibit 10.22

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Pursuant to our 2017 Non-Employee Director Compensation Program, directors who are not our employees or employees of our subsidiaries receive an annual retainer fee of $100,000. The independent Lead Director receives an additional retainer fee of $40,000. Chairpersons of the Compensation Committee and the Audit Committee receive an additional $20,000 retainer fee, and the Chairperson of the Governance & Nominating Committee receives an additional $15,000 retainer fee. Non-employee directors also receive retainer fees for membership on the Board of Directors’ standing committees and Executive Committee. Committee member retainers are $5,000 for Governance & Nominating Committee members, $10,000 for Compensation Committee members and $15,000 for Audit Committee and Executive Committee members. Directors receive no additional compensation for participation in Board of Directors’ or committee meetings. Directors are, however, reimbursed for travel and other expenses related to attendance at these meetings as well as travel and other expenses related to attendance at educational seminars approved in advance by the Governance & Nominating Committee.

Equity awards are granted to non-employee Directors from time to time pursuant to our 2017 Long Term Compensation Plan. These grants are typically made following a Director’s initial election to the Board and each time the Director is re-elected by the shareholders to serve a new term. The annual awards, which are comprised of restricted shares, typically have a “grant date fair value” of approximately $110,000, calculated in accordance with FASB ASC Topic 718. The restricted shares vest on the first anniversary of the date of grant.